Credit Suisse
EXHIBIT 10.33
OFFER LETTER
28.08.2007

This Offer Letter replaces the Offer Letter dated 05.07.2007 and is subject to satisfactory documentation only.

Borrower:	FreeSeas Inc., Marshall Island being the holding company owning directly 100 % of the shares of the Owners of the financed Vessels.

Guarantors:	The single ship companies owning the Existing Vessels and the Additional Vessels.

Type of Facility:	Secured Revolving Term Loan Facility.

Facility Purpose:
To provide part finance/refinance for the recently acquired Vessels MV “Free Hero”,“Free Jupiter”, and “BBC Barranquilla” t.b.n. “Free Goddess” for a total purchase price of US$97,45 million and to fund up to 75 % of the acquisition costs of the Additional Vessels.

Existing Vessels:	1. MV “Free Hero”, 24’318 dwt, Handysize Bulk carrier, built 1995, purchase price US$25,25 million
2. MV “Free Jupiter”, 47’777 dwt, Handymax Bulk carrier, built 2002, purchase price US$47,0 million
3. MV “BBC Barranquilla” t.b.n. “Free Goddess”, 22’051 dwt, Handysize Bulkcarrier, built 1995, purchase price US$25,2 million

Additional Vessels:
Handysize, Handymax or Panamax Bulk carriers not older than max. 10 years at the time of acquiring such Additional Vessel subject to prior approval by the Agent. The consent from the Agent not to be unreasonably withheld based on satisfactory condition of Vessel to be confirmed by an inspection report issued by an inspector acceptable to the Agent and the acquisition costs to be reconfirmed by a shipbroking firm appointed by the Agent. All costs to be borne by the Borrower.

The Existing Vessels and the Additional Vessels together hereafter referred as the “Vessels”.

Agent, Underwriter and Swap Bank:	CREDIT SUISSE, Basel/Switzerland

Lenders:
The Agent and — at the option of the Borrower to be declared until 03.09.2007–, HSH Nordbank AG, Hamburg for 50% of the Facility amount (i.e. US$43’500’000). In case HSH Nordbank AG is invited to subject Facility at the request of the Borrower, they will need to provide the Underwriter with their firm commitment within 15 banking days after having been invited, but prior to signing the loan documentation in any event.

Facility Amount:	US$87’000’000.00 (United States Dollars eighty seven million)

Availability:	Upon fulfilment of all conditions precedent and available in two Tranches:

	A)	US$48’700’000.00 (United States Dollars forty eight million and seven hundred thousand) for the financing/refinancing of the “Existing Vessels” in up to three advances. Each drawdown for Existing Vessels to be limited to max. 50% of its respective purchase price.

	B)	US$38’300’000.00 (United States Dollars thirty eight million and three hundred thousand) for financing up to max 75 % of newly acquired Additional Vessels. Upon each drawdown under this Facility the total outstanding amount under the Facility (Tranches A and B) must not be more than max. 60 % of the then current Market Value of all mortgaged Vessels (“Existing Vessels” and “Additional Vessels”); available in several advances, one per each Additional Vessel, until 3 months prior to Final Maturity of this Loan Facility.

Final Maturity:	8 years from first initial drawdown.

Tranche A) US$48’700’000.00

The max. total available Facility Amount under Tranche A to be reduced by 32 quarterly reductions of US$1’250’000.00 plus a final reduction/balloon payment of US$8’700’000.00 on Final Maturity Date.
The first reduction being due 3 months after first drawdown, latest 31.01.2008.

Reductions:	Tranche B) up to US$38’300’000.00
Each advance shall be reduced by quarterly consecutive equal reductions based on a repayment profile for such acquired Additional Vessel of 18 years starting three months after respective drawdown.

Voluntary Prepayments:
The Borrower to have the option to prepay the Facility (Tranches A and B) or portions thereof in minimum amounts of US$1’000’000.00 and multiples thereof, on any interest payment date, subject to a 15 days prior written notice to the Agent. Prepaid amounts may be re-borrowed up to the max. available Facility Amount (Tranches A and B) under each Tranche unless such prepaid amounts are permanently cancelled. Such permanent reduction to be applied in inverse order of maturity.

Mandatory Prepayments:
In the event that any Vessel is sold by the Borrower, or in the event that any Vessel is declared an Actual, Constructive or Agreed or Compromised Total Loss, the Borrowers shall prepay an amount outstanding under the Facility (Tranches A and B) (plus accrued interest and cost) to ensure that the overall loan to value ratio after such sale or loss is not higher than immediately prior to such sale or loss.

Interest Rate:
Libor (London Interbank Offered Rate) plus Margin, to be selected for a period of 3, 6, 9 or 12 months or such longer period as shall be agreed with the Agent. Interest shall be payable at the end of an interest period and in case of an interest period longer than three months accrued interest shall be paid at quarterly consecutive intervals and on the last day of such an interest period.

Margin:
1% p.a. if the total outstanding Facility amount (minus any pledged funds standing to the credit of either of the Earnings / Retention account) is equal to or below 60% of the aggregate of the Fair Market Value of the Vessels.

1,25% p.a if the total outstanding Facility amount (minus any pledged funds standing to the credit of either of the Earnings / Retention account) is in excess of 60% of the aggregate Fair Market Value of the Vessels .

The market value of the financed Vessels (“Existing Vessels” and “Additional Vessels”) will be verified by the Agent every six months by obtaining a market valuation from an international recognized shipbroking firm (eg. Clarksons in London). If the Borrower does not agree with the market valuations obtained by the Agent then the Agent will obtain a second valuation from another international recognized shipbroking firm and the average of the two valuations will be taken as the market value of the financed Vessel. In such case the costs of both valuations will have to be to the account of the Borrower whereby the standard agreement is that the costs of such valuations will be borne only once every year by the Borrower.

Mandatory Cost:	The Interest Rate payable will be increased to reflect the cost of complying with any applicable regulatory requirements of any relevant regulatory authority.

Interest Hedging:
Subject to acceptable terms and conditions under a relevant ISDA Master Agreement to be entered into by the Borrower and the Swap Bank, and to be included in the Facility Documentation the Borrower may from time to time for the purpose of hedging the floating interest rate exposure under subject facility enter into interest rate hedging products. Any liabilities of the Borrower and all Hedging Transactions shall be secured by the Facility’s Securities on a pari passu basis with the Borrower’s obligations under the Facility, and shall be subject to documentation fully acceptable to the Agent and the Swap Bank.

Management Fee:	US$2’000.00 p.a. per financed Vessel, payable half yearly in advance. The first time US$ 3’000.00 on signing of the Loan Agreement and thereafter in six- monthly intervals.

Agent Fee:
Should subject Facility become a syndicated Facility by way of the Borrower exercising its option mentioned under ‘Lender’ above, the a.m. Management Fee to be replaced by an Agency Fee amounting to US$15’000.00 flat per annum payable for the first time on signing of the loan agreement latest 31.10.2007 and thereafter on each anniversary date of such date.

Underwriting Fee:	0.20% on the total Facility Amount flat

Arrangement Fee:	0.30% on the total Facility Amount flat

Such fees (Underwriting and Arrangement) to be due and payable in three tranches as follows:

1.	USD 50’000.00 already paid.
2.	USD 167’500.00 (being 50% of the total Fees less the amount of US$ 50’000 already paid) due and payable upon acceptance of this Offer Letter, such acceptance to be declared until Monday, 03.09.2007.
3.	the remaining 50%, being USD 217’500.00, due on acceptance of this Offer Letter and payable on the date of signing the loan agreement, latest 31.10.2007.

Commitment Fee:	0,30% p.a. on the undrawn total Facility Amount, starting on 03.09.2007 until Final Maturity, payable quarterly in arrears.

Security:

	•	First Preferred Mortgage on the Vessels

	•	First Preferred Assignment of all earnings of the Vessels, including direct assignment of any charter exceeding 12 months in duration.

	•	First Preferred Assignment of insurances such as Hull & Machinery, War Risks, Loss of Hire, Protection and Indemnity Insurance (P & I); Mortgagees Interest Insurance (MII) to be 110 % of the loan amount outstanding and placed by the Agent at the cost of the Borrower.

	•	Pledge of Earnings and Retention account to be kept with the Agent.

	•	Guarantees issued by the owning companies of the Vessels

	•	Negative Pledge over shares of the Guarantors

All securities to be fully cross collateralized and to secure the entire Facility (Tranches A and B) as well as any hedging transactions entered or to be entered into with the Swap Bank.

Covenants:	As usual for shipping transactions, especially but not limited to the following:

	•	On signing of the Loan Agreement the following employments are in place:
MV” Free Hero"”, two year t/c till Dec. 2008/Febr. 2009 with Armada @ USD 14’500/day;
MV “Free Jupiter”, three year t/c till Sept. 2010 with Korea Line @ USD 32’000/28’000/24’000/day.
MV “BBC Barranquilla”, t.b.n “Free Goddess”, on t/c till November 2007 at US$13’000/day and upon expiry of the present time charter subject ship shall be fixed for another t/c for a min. period of 2 years with a charterer and on rates acceptable to the Lender.

	•	If any Additional Vessel (“Tranche B”) is being acquired then upon delivery of such newly acquired Additional Vessel at least 50% of all mortgaged Vessels (based on dwt) need to be employed on time charter with charterers and on rates acceptable to the Agent.

	•	All earnings of the Vessels will be paid to Earnings accounts held with the Agent and each month 1/3 of the forthcoming maturity payment (instalment plus accrued interest) will be held back and blocked and only the remaining surplus will be at the free disposal of the Borrowers/Guarantors. On first drawdown (delivery of the respective

Vessel) the Borrowers will credit a minimum amount of US$375’000.00 (per Vessel) to the Earnings account. After all three Existing Vessels have been delivered to the Borrowers/Guarantors the min. credit balance on such Earnings account shall not be less than US$1’125’000.00 at all times. Such amount to be adjusted/increased for any Additional Vessel acquired.

•	During the term of the Facility Free Bulkers SA, Marshall Islands or any other company approved by the Agent, whereby such consent will not be unreasonably withheld will carry out the Vessels commercial and technical management.

•	The Vessels to fly a flag acceptable to the Agent (e.g. Marshall Islands flag). Such consent not to be withheld unreasonably.

•	The Vessels to be classed by a generally recognised first class classification society acceptable to the Agent (e.g. Lloyd’s Register, American Bureau of Shipping). Such consent not to be withheld unreasonably.

•	No change in flag, class, management or ownership of the Vessels without prior written consent of the Agent.

•	The Agent reserves the right to have the financed Vessels physically inspected at any time. The cost of such inspections shall be borne by the Borrower not more than once every two years.

•	The Borrower will furnish the Agent with its audited balance sheets and detailed income statements within 180 days of their fiscal year end. In addition to the above statements, the Borrower shall provide any information on their financial condition, commitments and operations, which the Agent may reasonably require.

•	The Agent reserves the right to get (and ask for) market valuations for the Vessels at any time. The Borrower will pay for maximum two valuations per Vessel/year.

•	During the tenor of the Facility the total outstanding loan amount has to be covered at all times by 135 % of the Vessels’ aggregate market value (Fair Market Value). The market values will be based on market valuations obtained by the Agent from an international recognized ship broking firm.

•	The Guarantors may not incur other debts or make loans or advances or issue other guarantees to any other corporation or individual without the prior written consent of the Agent.

•	No restrictions on dividend payments unless an event of default has occurred.

•	All administrative and management costs (including ship management fees due and payable to the Managers) incurred in the operation and ownership of the Vessels to be fully subordinated to the debt service obligations of this Facility.

• Cross default clause for the Borrower (including any ship owning company owned by the Borrower).

• No other shareholder other than the Restis family and/or Ion G. Varouxakis shall control directly or indirectly more than 30 % of the shares of FreeSeas Inc. without the prior consent of the Agent. The Restis family and Ion G. Varouxakis shall maintain at all times min. 15 % each of the shares of FreeSeas Inc. Furthermore, no change in management without prior consent of the Agent.

Events of Default:	Standard Default Clauses

Documentation:	The facility will be subject to the negotiation, execution and exchange of the Loan and Security Documentation satisfactory to the Agent drawn up under English law by either Norton Rose, Watson Farley & Williams, Stephenson Harwood, Constant & Constant or Holman Fenwick appointed by the Agent and at the costs of the Borrower/Guarantors.

Taxes:	All payments to be made shall be free and clear of all present and future taxes, withholding or any other deductions of any kind.

Expenses:	All reasonable financial, legal, registration, formation and other out-of-pocket expenses (including but not limited to inspection costs) incurred by the Agent in connection with this facility to be paid by the Borrower.

Validity:	This Offer Letter has been issued in 2 original sets and is valid for acceptance by the Borrowers until Monday 03.09.2007 by returning to the Lender a duly signed original set confirming the acceptance of the offered main terms and conditions.
CREDIT SUISSE
/s/ Lydia Lampadaridou

Accepted:

Date	FreeSeas Inc. as Corporate Guarantor and on behalf of the Borrowers

Disclaimer for

     Unencoded E-Mail:

     The parties agree that all information, orders and instructions related or connected to the offering or making of this facility by the bank can be sent via e-mail. The contracting party herewith expressly authorizes the bank to send information by e-mail. This includes communication via e-mail with third parties (including but not limited to lawyers and/or any other consultant) who are in any way affected or involved in the facility or by the services provided by the bank. The bank is entitled to assume that all the orders and instructions e-mailed by the contracting party or a third party are from an authorized individual, irrespective of any existing signatory rights in accordance with the commercial register or the specimen signature.
     The contracting party is aware of the following risks of exchanging information electronically:
     - Unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about an existing banking relationship.
     - Information can be changed by a third party.
     - The identity of the sender (e-mail address) can be assumed or otherwise manipulated.
     - The exchange of information can be delayed or interrupted due to transmission errors, technical faults, interruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. Time-critical orders and instructions might not be processed in due time. Therefore, the contracting party is advised to use another suitable means of communication for these types of orders and instructions.